Exhibit 99.1
For Immediate Release
Harbinger Group Inc. Announces Launch of Debt Offering
NEW YORK, June 23, 2011 (BUSINESS WIRE) —
Harbinger Group Inc. (NYSE: HRG) (the “Company”) announced today that it has commenced an offering of an additional $150 million in aggregate principal amount of its 10.625% senior secured notes due 2015 (CUSIP No.: 41146A AA4 / ISIN: US41146AAA43 (144A) / CUSIP No.: U24520 AA3 / ISIN: USU24520AA36 (Reg S)). The Company previously issued $350 million in aggregate principal amount of its 10.625% senior secured notes due 2015 in November 2010. The Company expects to use the net proceeds from the issuance of the notes for working capital by it and its subsidiaries and for general corporate purposes, including the financing of future acquisitions and investments.
The offering will be made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to certain persons in offshore transactions pursuant to Regulation S under the Securities Act.
The notes to be issued in the offering have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release regarding the proposed offering are forward-looking statements based upon management’s current expectations that are subject to risks, and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by forward-looking statements. These statements and other forward-looking statements made from time-to-time by the Company and its representatives are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the risk that the Company may not be successful in identifying any suitable future acquisition opportunities, the risks that may affect the performance of the operating subsidiaries of the Company and those factors listed under the caption “Risk Factors” in the Company’s prospectus filed with the Securities and Exchange Commission on May 9, 2011 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
CONTACT:
APCO Worldwide
Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com
or
Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
investorrelations@Harbingergroupinc.com
SOURCE: Harbinger Group Inc.